Exhibit 99.1

SpartanNash Announces Fourth Quarter and Fiscal Year 2017 Financial Results

Net Sales Increase 5.3% Driven by Growth in Food Distribution and Military Segments

Reported Fourth Quarter EPS from Continuing Operations of $0.94 per Diluted Share; Adjusted Fourth Quarter EPS from Continuing Operations of $0.41 per Diluted Share

GRAND RAPIDS, MICHIGAN – February 21, 2018 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for the 12-week fourth quarter and 52-week year ended December 30, 2017.

Fourth Quarter Results

Consolidated net sales for the fourth quarter increased $96.0 million, or 5.3%, to $1.92 billion from $1.83 billion in the prior year quarter. The increase in net sales was driven by sales growth in the food distribution segment, primarily due to contributions from the Caito Foods Service (“Caito”) acquisition and organic growth of 3.2%, as well as a continuation of improved sales trends in the military commissary business, partially offset by lower sales at retail.

“Our fourth quarter capped a year of continued progress against our key strategic initiatives,” said David Staples, President and Chief Executive Officer. “Our strong sales growth in food distribution demonstrates our ability to both expand our relationships with existing independent customers and drive new business. We achieved sales growth in our military segment in the second half of the year, consistent with our expectations, and experienced a strong sequential quarterly improvement as we continue to partner with DeCA (Defense Commissary Agency) on its key initiatives. During the fourth quarter, we remodeled several retail locations under our refreshed Family Fare brand positioning, which provides customers with a more experiential and unique shopping experience. We continue to pilot and test numerous innovative concepts and incorporate these learnings into our retail operations and distribution customer offerings. We are confident that these strategies and investments will serve to strengthen our competitive positioning in 2018.”

Gross profit for the fourth quarter of fiscal 2017 was $254.8 million, or 13.2% of net sales, compared to $259.3 million, or 14.2% of net sales, in the prior year quarter. The lower gross profit was due to several factors, most notably the impact that modest inflation had on LIFO, which resulted in fourth quarter LIFO expense of $0.4 million compared to a $4.0 million benefit in the prior year quarter. The margin rate was also impacted by the increased mix of food distribution sales as a percentage of total sales, margin investments at retail and industry-wide transportation cost challenges, particularly as it pertains to in-bound freight costs.

Reported operating expenses for the fourth quarter were $235.9 million, or 12.3% of net sales, compared to $234.6 million, or 12.8% of net sales, in the prior year quarter. The decrease in expenses as a rate to sales was primarily attributable to the mix of business operations, the absence of asset impairment charges and lower incentive compensation compared to the prior year quarter, partially offset by higher costs associated with Caito operations and Fresh Kitchen start-up activities, as well as increased health care and transportation costs. Fourth quarter operating expenses would have been $227.9 million, or 11.8% of net sales, compared to $223.5 million, or 12.2% of net sales, in the prior year quarter, if adjustments primarily related to expenses associated with tax planning strategies, restructuring activities and Caito Fresh Kitchen start-up costs were excluded in the current year, and asset impairment charges, restructuring activities and acquisition costs were excluded in the prior year quarter.

The Company reported operating earnings of $18.9 million compared to earnings of $24.6 million in the prior year quarter. The decrease was primarily attributable to the margin impacts noted previously, particularly the LIFO benefit recorded in the fourth quarter of fiscal 2016, as well as incremental expenses associated with Caito, healthcare and transportation, partially offset by the absence of asset impairment charges and lower incentive compensation expense compared to the prior year quarter. Non-GAAP adjusted operating earnings(1) were $28.3 million compared to $35.8 million in the prior year quarter due to the factors mentioned previously, as well as the asset impairment charges incurred in the prior year quarter. Please see the financial tables at the end of this press release for a reconciliation of each non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP.

Adjusted EBITDA(2) was $48.3 million compared to $50.8 million in the prior year quarter due to the factors mentioned above.

The Company reported fourth quarter earnings from continuing operations of $34.7 million, or $0.94 per diluted share, which includes a $0.71 tax benefit related to the Company’s re-measurement of its deferred taxes under the newly enacted federal tax legislation. The Company’s prior year fourth quarter earnings from continuing operations were $12.8 million, or $0.34 per diluted share, and includes a $0.02 per diluted share benefit associated with certain tax credits. Adjusted earnings from continuing operations(3) for the fourth quarter were $15.2 million, or $0.41 per diluted share, compared to $20.0 million, or $0.53 per diluted share, in the prior year quarter. Current year adjusted earnings from continuing operations exclude a net after-tax benefit of $0.53 per diluted share primarily related to the previously mentioned tax benefit and other adjustments. Prior year fourth quarter adjusted earnings from continuing operations exclude net after-tax charges of $0.19 per diluted share primarily related to the previously mentioned adjustments.

Food Distribution Segment

Net sales for the food distribution segment increased $111.6 million, or 13.3%, to $950.2 million from $838.6 million in the prior year quarter, primarily due to contributions from the Caito acquisition and organic sales growth from existing customers.

Reported operating earnings for the food distribution segment were $14.4 million compared to $21.1 million in the prior year quarter. The decrease in reported operating earnings was primarily attributable to Caito operations and Fresh Kitchen start-up activities, and higher LIFO, healthcare and transportation-related expenses, partially offset by lower incentive compensation costs. Fourth quarter adjusted operating earnings(4) were $18.9 million compared to $23.9 million in the prior year quarter. Fourth quarter adjusted operating earnings exclude $4.5 million of pre-tax charges primarily related to Fresh Kitchen start-up costs and expenses associated with tax planning strategies in the current year, and $2.8 million of pre-tax charges primarily related to acquisition costs in the prior year quarter.

Military Segment

Net sales for the military segment increased $13.6 million, or 2.7%, to $524.0 million from $510.4 million in the prior year quarter. The increase was primarily due to new commissary business in the Southwest and incremental volume from the private brand program, partially offset by lower comparable sales at DeCA operated locations.

Reported operating earnings for the military segment were $2.5 million compared to $3.4 million in the prior year quarter. The decrease was primarily attributable to LIFO expense, as well as higher transportation and warehousing costs associated with the onboarding of new business and industry-wide transportation cost challenges, partially offset by lower incentive compensation costs and margin improvements. Fourth quarter adjusted operating earnings(4) increased to $3.2 million from $3.1 million in the prior year quarter.

Retail Segment

Net sales for the retail segment were $450.0 million in the fourth quarter compared to $479.2 million in the prior year quarter. The decrease in net sales was primarily attributable to $18.0 million in lower sales resulting from the closure and sale of retail stores as well as a 3.2% decrease in comparable store sales, which exclude fuel, partially offset by higher fuel prices compared to the prior year.

Reported operating earnings for the retail segment improved to $2.0 million from $0.2 million in the prior year quarter. The increase in reported operating earnings was primarily attributable to the absence of asset impairment charges and lower incentive compensation and depreciation compared to the prior year quarter, which more than offset the impact of lower sales and margin reflecting the challenging retail environment and higher LIFO expense. Adjusted operating earnings(4) were $6.3 million compared to $8.7 million in the prior year quarter due to the factors mentioned previously. Fourth quarter adjusted operating earnings(4) exclude $4.3 million of pre-tax charges primarily related to restructuring activities and expenses associated with tax planning strategies in the current year, and $8.5 million of pre-tax charges primarily related to asset impairment and restructuring activities in the prior year quarter.

During the fourth quarter, as part of its store rationalization plan, the Company closed one retail store and sold another to an existing food distribution customer, ending the quarter with 145 corporate owned retail stores compared to 157 stores in the prior year quarter. Early in the first quarter of fiscal 2018, the Company closed two retail stores in connection with its store rationalization plan.

Balance Sheet and Cash Flow

Cash flow provided by operating activities for fiscal 2017 was $52.8 million, compared to $157.2 million in fiscal 2016. The change was primarily due to the timing of working capital requirements, particularly higher accounts receivable and inventory balances associated with new distribution business and incremental sales to certain high-growth distribution customers. The timing of year-end payments impacting accounts payable balances also contributed to the change in cash flows, which was partly offset by lower customer advances compared to the prior year period. Shortly after the fiscal year end, working capital improved significantly as inventories and accounts payable balances began to return to more normalized levels.

During the fourth quarter, the Company paid a cash dividend of $0.165 per share for a total of $6.1 million and repurchased 505,290 shares of its common stock for approximately $12.5 million. For the full year of fiscal 2017, the Company repurchased 1,367,432 shares for approximately $35.0 million. As of December 30, 2017, the Company has $65.0 million available for future repurchases under its two $50.0 million share repurchase programs.

During the fourth quarter, and in connection with securing a long-term supply arrangement, the Company also invested $14.8 million in the purchase of real property and began leasing the related assets to an independent retailer.

Fiscal Year 2017 Results

Consolidated net sales for fiscal 2017 increased $393.5 million, or 5.1%, to $8.13 billion from $7.73 billion in the prior year. The increase in net sales was primarily attributable to contributions from the Caito acquisition, organic growth of 3.7% in the food distribution segment, new military commissary business in the Southwest in the second half of the year and increased contributions from the DeCA private brand program, partly offset by lower comparable sales at DeCA operated locations and lower sales at retail resulting from the closure and sale of retail stores and a 2.4% decrease in comparable store sales.

The Company reported a loss from continuing operations for fiscal 2017 of $52.6 million, or $(1.41) per diluted share, compared to reported earnings from continuing operations of $57.1 million, or $1.52 per diluted share, in the prior year. The decrease was primarily attributable to current year non-cash goodwill and asset impairment charges of $222.7 million, predominantly related to the retail segment, higher costs associated with Caito operations and Fresh Kitchen start-up activities as well as increased LIFO and health care expenses, partly offset by the previously mentioned tax benefit and lower incentive compensation costs. Adjusted earnings from continuing operations(3) for fiscal 2017 were $78.6 million, or $2.10 per diluted share, compared to $82.2 million, or $2.19 per diluted share, in the prior year. The decrease was primarily attributable to lower retail operating earnings reflecting the challenging operating environment, higher costs associated with Caito operations, LIFO and healthcare, as well as reduced earnings in the military segment due to both a challenging first half of 2017 with respect to military commissary sales and higher costs associated with onboarding significant new business. These declines were largely offset by lower incentive compensation costs and organic growth in food distribution. Fiscal 2017 adjusted earnings from continuing operations exclude $131.2 million of net after-tax charges primarily related to goodwill and asset impairment, the previously mentioned tax benefit and Caito Fresh Kitchen start-up and acquisition costs. Fiscal 2016 adjusted earnings from continuing operations exclude $25.1 million of net after-tax charges primarily related to asset impairment and restructuring charges.

Adjusted EBITDA(2) for fiscal 2017 improved to $236.4 million from $231.0 million in fiscal 2016, representing 2.9% of net sales in fiscal 2017 and 3.0% of net sales in fiscal 2016.

For fiscal 2017, capital expenditures were $71.0 million, depreciation and amortization expense was $83.2 million and interest expense totaled $25.3 million.

Outlook

Mr. Staples continued, “We ended 2017 with the Company positioned for growth despite the ever-evolving retail landscape. During the year, we expanded our food distribution customer base and private brand offerings, diversified our sales channels, continued optimizing certain aspects of our supply chain, and invested in both the Caito management team and our retail store base. While the retail environment remains challenging, we are focused on capitalizing on our growth opportunities and leveraging our differentiated business model to drive sales and profitability. We continue to take actions that we believe will enhance the convenience and value that we provide our customers and continue to see positive results from our investments. To enhance this momentum, we intend to invest approximately 50% of our tax reform savings in our associates and programs designed to improve our competitive position.”

For fiscal 2018, the Company anticipates year-over-year sales growth to continue in the food distribution segment driven primarily by incremental sales to high-growth customers as well as contributions from Caito’s Fresh Kitchen facility. New military commissary business in the Southwest, which will benefit sales comparisons for the first half of 2018, and contributions from the ongoing expansion of the DeCA private brand program should continue to drive sales growth in the military segment. The Company expects that its retail stores’ comparable sales will improve to slightly negative to flat by the end of the year as the stores benefit from the Company’s new positioning of its offerings. The sales outlook takes into consideration the impact of the new revenue recognition standard, which upon adoption in the first quarter of 2018 will reduce fiscal 2017 net sales by approximately $160 million as certain food distribution contracts that are currently reported on a gross basis will be reported on a net basis as the Company concluded that it does not control the goods or services prior to transfer to the customer. The Company anticipates adjusted earnings per share from continuing operations(5) of approximately $2.20 to $2.32, excluding merger/acquisition and integration expenses, restructuring charges and other adjusted items, compared to $2.10 in the prior year. The Company anticipates that reported earnings from continuing operations will be in the range of approximately $2.02 to $2.09 per diluted share, compared to a loss from continuing operations of $(1.41) per diluted share in the prior year. The adjusted and reported guidance reflects an effective tax rate of 23% to 24% for fiscal 2018 and estimates that approximately half of the tax savings associated with new federal tax legislation will directly benefit earnings.

For the first half of fiscal 2018, the Company expects adjusted earnings per share to be flat to modestly below the prior year, driven primarily by sequential improvements in Caito operations and cycling certain vendor programs. These items are expected to be partially offset by the Company’s overall sales growth and the benefits of tax reform.

The Company expects capital expenditures for fiscal year 2018 to be in the range of $60.0 million to $70.0 million, with depreciation and amortization of approximately $80.0 million to $88.0 million, and total interest expense of approximately $24.0 million to $28.0 million.

Conference Call

A telephone conference call to discuss the Company’s fourth quarter of fiscal 2017 financial results is scheduled for Thursday, February 22, 2017 at 8:00 a.m. ET. A live webcast of this conference call will be available on the Company’s website, www.spartannash.com/webcasts. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 350 company whose core businesses include distributing grocery products to independent grocery retailers, national accounts, its corporate owned retail stores and U.S. military commissaries and exchanges. SpartanNash serves customer locations in 47 states and the District of Columbia, Europe, Cuba, Puerto Rico, Italy, Bahrain, Djibouti and Egypt. SpartanNash currently operates 143 supermarkets, primarily under the banners of Family Fare Supermarkets, D&W Fresh Market, VG’s Grocery, Dan’s Supermarket and Family Fresh Market. Through its MDV military division, SpartanNash is a leading distributor of grocery products to U.S. military commissaries.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "outlook," "momentum," "believe," "anticipates," "continue," "expects," "guidance," "potential," "trend," or "plan" or similar expressions. The statements in the “Outlook” section of this press release are inherently forward looking. Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today's date, and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties include, but are not limited to, the Company's ability to compete in the highly competitive grocery distribution, retail grocery, and military distribution industries. Additional information concerning these and other risks is contained in SpartanNash’s most recently filed Annual Report on Form 10-K, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

(1) A reconciliation of operating (loss) earnings to adjusted operating earnings, a non-GAAP financial measure, is provided below.

(2) A reconciliation of net (loss) earnings to Adjusted EBITDA, a non-GAAP financial measure, is provided below.

(3) A reconciliation of (loss) earnings from continuing operations to adjusted earnings from continuing operations, a non-GAAP financial measure, is provided below.

(4) A reconciliation of operating (loss) earnings to adjusted operating earnings by segment, a non-GAAP financial measure, is provided below.

(5) A reconciliation of projected earnings per share from continuing operations to adjusted earnings per share from continuing operations, a non-GAAP financial measure, is provided below.

Investor Contacts:	Mark Shamber	Chief Financial Officer and Executive Vice President	(616) 878-8023
	Katie Turner	Partner, ICR	(646) 277-1228

Media Contact:	Meredith Gremel	Vice President Corporate Affairs and Communications	(616) 878-2830

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SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	12 Weeks Ended		52 Weeks Ended
	December 30,	December 31,	December 30,		December 31,
(In thousands, except per share amounts)	2017	2016	2017		2016
Net sales	$1,924,225	$1,828,183	$8,128,082		$7,734,600
Cost of sales	1,669,410	1,568,926	6,983,173		6,623,106
Gross profit	254,815	259,257	1,144,909		1,111,494

Operating expenses
Selling, general and administrative	232,005	223,513	1,014,665		963,652
Merger/acquisition and integration	1,071	2,722	8,101		6,959
Goodwill impairment	—	—	189,027		—
Restructuring charges and asset impairment	2,799	8,402	39,432		32,116
Total operating expenses	235,875	234,637	1,251,225		1,002,727

Operating earnings (loss)	18,940	24,620	(106,316)		108,767

Other (income) and expenses
Interest expense	6,215	4,404	25,343		19,082
Loss on debt extinguishment	413	247	413		247
Other, net	(180)	(109)	(428)		(525)
Total other expenses, net	6,448	4,542	25,328		18,804

Earnings (loss) before income taxes and discontinued operations	12,492	20,078	(131,644)		89,963
Income tax (benefit) expense	(22,219)	7,272	(79,027)		32,907
Earnings (loss) from continuing operations	34,711	12,806	(52,617)		57,056

(Loss) earnings from discontinued operations, net of taxes	(104)	40	(228)		(228)
Net earnings (loss)	$34,607	$12,846	$(52,845)		$56,828

Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$0.94	$0.34	$(1.41)		$1.52
(Loss) earnings from discontinued operations	—	—	—	*	—	*
Net earnings (loss)	$0.94	$0.34	$(1.41)		$1.52

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$0.94	$0.34	$(1.41)		$1.52
(Loss) earnings from discontinued operations	—	—	—	*	(0.01)
Net earnings (loss)	$0.94	$0.34	$(1.41)		$1.51

Weighted average shares outstanding:
Basic	36,830	37,497	37,419		37,483
Diluted	36,846	37,591	37,419		37,556

*Includes rounding

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 30,	December 31,
(In thousands)	2017	2016
Assets
Current assets
Cash and cash equivalents	$15,667	$24,351
Accounts and notes receivable, net	344,057	291,568
Inventories, net	597,162	539,857
Prepaid expenses and other current assets	47,400	37,187
Property and equipment held for sale	—	521
Total current assets	1,004,286	893,484

Property and equipment, net	600,240	559,722
Goodwill	178,648	322,686
Intangible assets, net	134,430	60,202
Other assets, net	138,193	94,242

Total assets	$2,055,797	$1,930,336

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$376,977	$372,432
Accrued payroll and benefits	65,156	75,333
Other accrued expenses	43,252	40,788
Current maturities of long-term debt and capital lease obligations	9,196	17,424
Total current liabilities	494,581	505,977

Long-term liabilities
Deferred income taxes	42,050	123,243
Postretirement benefits	15,687	16,266
Other long-term liabilities	40,774	45,768
Long-term debt and capital lease obligations	740,755	413,675
Total long-term liabilities	839,266	598,952

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 36,466 and 37,539 shares outstanding	497,093	521,984
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(15,136)	(11,437)
Retained earnings	239,993	314,860
Total shareholders’ equity	721,950	825,407

Total liabilities and shareholders’ equity	$2,055,797	$1,930,336

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	52 Weeks Ended
	December 30,	December 31,
(In thousands)	2017	2016
Cash flow activities
Net cash provided by operating activities	$52,843	$157,191
Net cash used in investing activities	(315,393)	(68,227)
Net cash provided by (used in) financing activities	254,003	(86,594)
Net cash used in discontinued operations	(137)	(738)
Net (decrease) increase in cash and cash equivalents	(8,684)	1,632
Cash and cash equivalents at beginning of fiscal year	24,351	22,719
Cash and cash equivalents at end of fiscal year	$15,667	$24,351

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating (Loss) Earnings by Segment

(Unaudited)

	12 Weeks Ended				52 Weeks Ended
(In thousands)	December 30, 2017		December 31, 2016		December 30, 2017		December 31, 2016
Food Distribution Segment:
Net sales	$950,209	49.4%	$838,577	45.9%	$3,992,192	49.1%	$3,454,541	44.7%
Operating earnings	14,428		21,053		83,296		85,093
Military Segment:
Net sales	524,002	27.2%	510,446	27.9%	2,144,022	26.4%	2,197,014	28.4%
Operating earnings	2,497		3,368		7,014		12,160
Retail Segment:
Net sales	450,014	23.4%	479,160	26.2%	1,991,868	24.5%	2,083,045	26.9%
Operating (loss) earnings	2,015		199		(196,626)		11,514
Total:
Net sales	$1,924,225	100.0%	$1,828,183	100.0%	$8,128,082	100.0%	$7,734,600	100.0%
Operating (loss) earnings	18,940		24,620		(106,316)		108,767

Table 2: Reconciliation of Net (Loss) Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		52 Weeks Ended
	December 30,	December 31,	December 30,	December 31,
(In thousands)	2017	2016	2017	2016
Net earnings (loss)	$34,607	$12,846	$(52,845)	$56,828
Loss from discontinued operations, net of tax	104	(40)	228	228
Income tax (benefit) expense	(22,219)	7,272	(79,027)	32,907
Other expenses, net	6,448	4,542	25,328	18,804
Operating earnings (loss)	18,940	24,620	(106,316)	108,767
Adjustments:
LIFO expense (benefit)	424	(4,049)	2,898	(1,919)
Depreciation and amortization	18,690	18,315	82,243	77,246
Merger/acquisition and integration	1,071	2,723	8,101	6,959
Restructuring charges and goodwill/asset impairment	2,799	8,402	228,459	32,116
Expenses associated with tax planning strategies	3,798	—	3,798	—
Fresh Kitchen start-up costs	1,394	—	8,082	—
Stock-based compensation	1,018	926	9,611	7,936
Other non-cash charges (gains)	145	(151)	(515)	(148)
Adjusted EBITDA	$48,279	$50,786	$236,361	$230,957
Reconciliation of operating earnings (loss) to adjusted EBITDA by segment:
Food Distribution:
Operating earnings	$14,428	$21,053	$83,296	$85,093
Adjustments:
LIFO expense (benefit)	675	(2,069)	2,036	(1,128)
Depreciation and amortization	6,967	5,258	29,258	21,397
Merger/acquisition and integration	990	2,503	6,244	3,703
Restructuring charges and asset impairment	37	319	1,317	5,068
Expenses associated with tax planning strategies	1,744	—	1,744	—
Fresh Kitchen start-up costs	1,394	—	8,082	—
Stock-based compensation	458	401	4,457	3,491
Other non-cash charges	322	15	310	152
Adjusted EBITDA	$27,015	$27,480	$136,744	$117,776
Military:
Operating earnings	$2,497	$3,368	$7,014	$12,160
Adjustments:
LIFO expense (benefit)	65	(1,009)	394	(331)
Depreciation and amortization	2,794	2,634	11,626	11,484
Merger/acquisition and integration	67	—	1,522	1
Restructuring charges (gains)	—	(232)	500	(473)
Expenses associated with tax planning strategies	593	—	593	—
Stock-based compensation	178	169	1,491	1,347
Other non-cash (gains) charges	(3)	(1)	(20)	261
Adjusted EBITDA	$6,191	$4,929	$23,120	$24,449
Retail:
Operating earnings (loss)	$2,015	$199	$(196,626)	$11,514
Adjustments:
LIFO (benefit) expense	(316)	(971)	468	(460)
Depreciation and amortization	8,929	10,423	41,359	44,365
Merger/acquisition and integration	14	220	335	3,255
Restructuring charges and goodwill/asset impairment	2,762	8,315	226,642	27,521
Expenses associated with tax planning strategies	1,461	—	1,461	—
Stock-based compensation	382	356	3,663	3,098
Other non-cash gains	(174)	(165)	(805)	(561)
Adjusted EBITDA	$15,073	$18,377	$76,497	$88,732

Notes: Adjusted EBITDA is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including deferred (stock) compensation, the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted EBITDA provides a meaningful representation of its operating performance for the Company as a whole and for its operating segments. The Company considers adjusted EBITDA as an additional way to measure operating performance on an ongoing basis. Adjusted EBITDA is meant to reflect the ongoing operating performance of all of its distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted EBITDA and adjusted EBITDA by segment are performance measures that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for both management and its investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted EBITDA format.

Adjusted EBITDA and adjusted EBITDA by segment are not measures of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definitions of adjusted EBITDA and adjusted EBITDA by segment may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating (Loss) Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		52 Weeks Ended
	December 30,	December 31,	December 30,	December 31,
(In thousands)	2017	2016	2017	2016
Operating earnings (loss)	$18,940	$24,620	$(106,316)	$108,767
Adjustments:
Merger/acquisition and integration	1,071	2,723	8,101	6,959
Restructuring charges and goodwill/asset impairment	2,799	8,402	228,459	32,116
Fresh Kitchen start-up costs	1,394	—	8,082	—
Expenses associated with tax planning strategies	3,798	—	3,798	—
Stock compensation associated with executive retirement	—	—	1,172	—
Severance associated with cost reduction initiatives	340	19	368	859
Adjusted operating earnings	$28,342	$35,764	$143,664	$148,701
Reconciliation of operating earnings (loss) to adjusted operating earnings by segment:
Food Distribution:
Operating earnings	$14,428	$21,053	$83,296	$85,093
Adjustments:
Merger/acquisition and integration	990	2,503	6,244	3,703
Restructuring charges and asset impairment	37	319	1,317	5,068
Expenses associated with tax planning strategies	1,744	—	1,744	—
Fresh Kitchen start-up costs	1,394	—	8,082	—
Stock compensation associated with executive retirement	—	—	591	—
Severance associated with cost reduction initiatives	315	11	342	229
Adjusted operating earnings	$18,908	$23,886	$101,616	$94,093
Military:
Operating earnings	$2,497	$3,368	$7,014	$12,160
Adjustments:
Merger/acquisition and integration	67	—	1,522	1
Restructuring (gains) charges	—	(232)	500	(473)
Expenses associated with tax planning strategies	593	—	593	—
Stock compensation associated with executive retirement	—	—	147	—
Severance associated with cost reduction initiatives	6	3	7	245
Adjusted operating earnings	$3,163	$3,139	$9,783	$11,933
Retail:
Operating earnings (loss)	$2,015	$199	$(196,626)	$11,514
Adjustments:
Merger/acquisition and integration	14	220	335	3,255
Restructuring charges and goodwill/asset impairment	2,762	8,315	226,642	27,521
Expenses associated with tax planning strategies	1,461	—	1,461	—
Stock compensation associated with executive retirement	—	—	434	—
Severance associated with cost reduction initiatives	19	5	19	385
Adjusted operating earnings	$6,271	$8,739	$32,265	$42,675

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted operating earnings provide a meaningful representation of its operating performance for the Company as a whole and for its operating segments. The Company considers adjusted operating earnings as an additional way to measure operating performance on an ongoing basis. Adjusted operating earnings is meant to reflect the ongoing operating performance of all of its distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted operating earnings and adjusted operating earnings by segment are performance measures that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for both management and its investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted operating earnings format.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for operating earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of (Loss) Earnings from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended
	December 30, 2017		December 31, 2016
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Earnings from continuing operations	$34,711	$0.94	$12,806	$0.34
Adjustments:
Merger/acquisition and integration	1,071		2,723
Restructuring charges and asset impairment	2,799		8,402
Fresh Kitchen start-up costs	1,394		—
Expenses associated with tax planning strategies	3,798		—
Severance associated with cost reduction initiatives	340		19
Loss on debt extinguishment	—		247
Total adjustments	9,402		11,391
Income tax effect on adjustments (a)	(2,929)		(4,200)
Impact of Tax Cuts and Jobs Act (b)	(25,992)		—
Total adjustments, net of taxes	(19,519)	(0.53)	7,191	0.19
Adjusted earnings from continuing operations	$15,192	$0.41	$19,997	$0.53

	52 Weeks Ended
	December 30, 2017		December 31, 2016
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
(Loss) earnings from continuing operations	$(52,617)	$(1.41)	$57,056	$1.52
Adjustments:
Merger integration and acquisition expenses	8,101		6,959
Restructuring charges and goodwill/asset impairment	228,459		32,116
Fresh Kitchen start-up costs	8,082		—
Expenses associated with tax planning strategies	3,798		—
Severance associated with cost reduction initiatives	368		859
Stock compensation associated with executive retirement	1,172		—
Loss on debt extinguishment	—		247
Total adjustments	249,980		40,181
Income tax effect on adjustments (a)	(92,767)		(15,071)
Impact of Tax Cuts and Jobs Act (b)	(25,992)		—
Total adjustments, net of taxes	131,221	3.51	25,110	0.67
Adjusted earnings from continuing operations	$78,604	$2.10	$82,166	$2.19

(a)	The income tax effect on adjustments is computed by applying the applicable tax rate to the adjustment.
(b)	Includes a $4.8 million tax benefit attributable to tax planning strategies.

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted earnings from continuing operations provide a meaningful representation of its operating performance for the Company. The Company considers adjusted earnings from continuing operations as an additional way to measure operating performance on an ongoing basis. Adjusted earnings from continuing operations is meant to reflect the ongoing operating performance of all of its distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted earnings from continuing operations is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for both management and its investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted earnings from continuing operations format.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Capital Lease Obligations to Total Net Long-Term Debt and Capital

Lease Obligations

(A Non-GAAP Financial Measure)

(Unaudited)

	December 30,	December 31,
(In thousands)	2017	2016
Current maturities of long-term debt and capital lease obligations	$9,196	$17,424
Long-term debt and capital lease obligations	740,755	413,675
Total debt	749,951	431,099
Cash and cash equivalents	(15,667)	(24,351)
Total net long-term debt	$734,284	$406,748

Notes: Total net debt is a non-GAAP financial measure that is defined as long-term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments. Total net debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 6: Reconciliation of Projected Earnings per Diluted Share from Continuing Operations to

Projected Adjusted Earnings per Diluted Share from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	52 Weeks Ending December 29, 2018
	Low	High
Earnings from continuing operations	$2.02	$2.09
Adjustments, net of taxes:
Merger/acquisition and integration expenses	0.08	0.09
Restructuring and asset impairment	0.09	0.11
Fresh Kitchen start-up costs	0.01	0.02
Severance associated with cost reduction initiatives	0.01	0.01
Adjusted earnings from continuing operations	$2.20	$2.32